Exhibit 99

CAUTIONARY STATEMENTS FOR PURPOSE OF THE “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

The Company desires to take advantage of the new “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and is filing this exhibit in order to do so. The following important factors, among others, could affect the Company actual results and could cause such results to differ materially from those expressed in the Company forward-looking statements:

Item 1A. RISK FACTORS
Factors That May Affect Future Results of Operations, Financial Condition or Business: Statements made in this report, the Annual Report on Form 10-K the Annual Report to Stockholders in which this report is made a part, other reports and proxy statements filed with the Securities and Exchange Commission, communications to stockholders, press releases, and oral statements made by representatives of the Company that are not historical in nature, or that state the Company or management intentions, hopes, beliefs, expectations or predictions of the future, may constitute “forward-looking statements” within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). Forward looking statements can often be identified by the use of forward-looking terminology, such as “could,” “should,” “will,” “intended,” “continue,” “believe,” “may,” “expect,” “hope,” “anticipate,” “goal,” “forecast,” “plan,” “guidance” or “estimate” or the negative of these words, variations thereof or similar expressions. Forward-looking statements are not guarantees of future performance or results. They involve risks, uncertainties, and assumptions. It is important to note that any such performance and actual results, financial condition or business, could differ materially from those expressed in such forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in this Item 1A. Risk Factors and elsewhere herein or in other reports filed with the SEC. Other unforeseen factors not identified herein could also have such an effect. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial condition or business over time.

Defense Spending: We have concerns regarding the Budget Control Act of 2011 (the “Budget Act”) that was signed into law on August 2, 2011. The law to reduce federal government expenditures over the next 10 years may result in reduced U.S. government funding for the defense industry. The Budget Act set $900 billion in immediate costs to discretionary government spending for 2012 through 2021. The impact of any resulting reductions in defense appropriations, and/or reduction in U.S. spending could negatively affect the Company’s revenues for our avionics defense products.

General Governmental Regulations of Financial Reporting: The Company reports information to its stockholders and the general public pursuant to the regulations of various Federal and State Commissions and Agencies. These regulations require conformance by the Company to Generally Accepted Accounting Principles, to pronouncements of the Public Company Accounting Oversight Board (“PCAOB”), and to accounting and reporting directives issued by the commissions and agencies. The political and regulatory environment in which the Company is operating is dynamic and rapidly changing. Adoption and/or changes in regulations defining accounting procedures or reporting requirements could have a materially adverse effect on the Company. The Company depends upon the financial institutions and capital markets for financing to continue operations and to finance and develop new opportunities.

General Governmental Regulation of Gaming: The approved and proposed gaming management operations are and will be subject to extensive gaming laws and regulations, many of which were recently adopted and have not been the subject of definitive interpretations and are still subject to proposed amendments and regulation. The political and regulatory environment in which the Company is and will be operating, with respect to gaming activities on both non-Indian and Indian land, is dynamic and rapidly changing. Adoption and/or changes in gaming laws and regulations could have a materially adverse effect on the Company. Interference with the execution of the steps defined by the gaming laws and regulations by interested third parties, although not included by the regulations, may significantly slow the approval process.

Fuel and Energy Costs: Our business depends on use of the aircraft for business transportation, freight transportation, and many special mission applications. Should our customers be unable to purchase fuel and energy and/or be unable to pass on disproportionate costs to their customers, the use of business and military aircraft by our customers may be curtailed. The value of the aircraft related assets would decrease and the revenue related to the aircraft equipment and modifications would decrease. These events could have a material adverse effect on our Company.
National Economy and Financing:
The recent downturn and in the national economy, the volatility and disruption of the capital and credit markets and adverse changes in the global economy could negatively impact our financial performance and our ability to access financing.

The recent severe economic downturn and adverse conditions in the local, regional, national and global markets have negatively affected our operations, and may continue to negatively affect our operations in the future. During periods of economic contraction such as the current period, our revenues may decrease while some of our costs remain fixed or even increase, resulting in decreased earnings. Gaming and Aviation activities we offer represent discretionary expenditures and participation in such activities may decline during economic downturns, during which consumers generally earn less disposable income. Even an uncertain economic outlook may adversely affect consumer spending in our gaming operations and related facilities, as consumers spend less in anticipation of a potential economic downturn. Furthermore, other uncertainties, including national and global economic conditions, terrorist attacks or other global events, could adversely affect consumer spending and adversely affect our operations.

Acts of terrorism and war, natural disasters and severe weather may negatively impact our future profits.

Terrorist attacks and other acts of war or hostility have created many economic and political uncertainties. We cannot predict the extent to which terrorism, security alerts or war, or hostilities throughout the world will continue to directly or indirectly impact our business and operating results. As a consequence of the threat of terrorist attacks and other acts of war or hostility in the future, premiums for a variety of insurance products have increased, and some types of insurance are no longer available. Given current conditions in the global insurance markets, we are substantially uninsured for losses and interruptions caused by terrorist acts and acts of war. If any such event were to affect our properties, we would likely be adversely impacted.

In addition, natural disasters such as major fires, floods, tornados, hurricanes and earthquakes could also adversely impact our business and operating results. Such events could lead to the loss of use of one or more of the facilities for which we provide management services for an extended period of time and disrupt our ability to attract customers to certain of our gaming facilities. If any such event were to affect our properties, we would likely be adversely impacted.

In most situations, we have insurance that should provide coverage for portions of any losses from a natural disaster, but it is subject to deductibles and maximum payouts in many cases. Although we may be covered by insurance from a natural disaster, the timing of our receipt of insurance proceeds, if any, is beyond our control.

Key Personnel: Our inability to retain key personnel may be critical to our ability to achieve our objectives. Key personnel are particularly important in maintaining relationships with Indian Tribes and with the operations licensed by the FAA, State of Kansas and the NIGC. Loss of any such personnel could have a materially adverse effect on the Company.

Our success depends heavily upon the continued contributions of these key persons, whose knowledge, leadership and technical expertise would be difficult to replace, and on our ability to attract and retain experienced professional staff. We entered into an employment agreement with our CEO; however, we do not maintain key person insurance on any of these key persons. If we were to lose the services of these key persons, our ability to execute our business plan would be harmed and we may be forced to cease operations until such time as we could hire suitable replacements.

Competition: Increased competition, including the entry of new competitors, the introduction of new products by new and existing competitors, or price competition, could have a materially adverse effect on the Company. Additionally, because of the rapid rate at which the gaming industry has expanded, and continues to expand, the gaming industry may be at risk of market saturation, both as to specific areas and generally. Overbuilding of gaming facilities by others at particular sites chosen by us may have a material adverse effect on our ability to compete and on our operations.

Major Customers: The termination of contracts with major customers or renegotiation of these contracts at less cost-effective terms could have a materially adverse effect on the Company. Irregularities in financial accounting procedures, financial reporting requirements and regulatory reporting requirements could cause major customers to become unstable and be unable to complete business transactions which could have a materially adverse effect on the Company. We have no “major customers” (10 percent or more of consolidated revenue). During the fiscal year ending April 30, 2012 we derived 20% of our revenue from five customers.

Product Development: Difficulties or delays in the development, production, testing and marketing of products, could have a materially adverse effect. Our Aerospace business is subject, in part, to regulatory procedures and administration enacted by and/or administered by the FAA. Accordingly, our business may be adversely affected in the event the Company is unable to comply with such regulations relative to its current products and/or if any new products and/or services to be offered by the Company can or may not be formally approved by such agency. Moreover, our proposed new aviation modification products will depend upon the issuance by the FAA of a Supplemental Type Certificate with related parts manufacturing authority and repair station license, the issuance of which no assurances can be given.

International Sales: Our international sales may be subject to local government laws, regulations and procurement policies and practices which may differ from U.S. Government regulation, including regulations related to products being installed on aircraft, exchange controls, as well to varying currency, geo-political and economic risks. We also are exposed to risks associated with any relationships with foreign representatives, consultants, partners and suppliers for international sales and operations.

Adverse Actions: Adverse actions by regulators, customers, competitors and/or professionals engaged to regulate or to serve us may cause project delays and excessive administrative costs are not controllable by us.

Administrative Expenditures: Higher service, administrative, additional regulatory requirements, or general expenses occasioned by the need for additional legal, consulting, advertising, marketing, or administrative expenditures may decrease income to be recognized by the Company.

Strategic Acquisitions and Investments: We continually review, evaluate and consider potential investments and acquisitions in pursuing our business strategy. In evaluating such transactions, we are making difficult judgments regarding the value of business opportunities, technologies and other assets, and the risk and cost of potential liabilities. Acquisitions and investments involve certain other risks and uncertainties, including the difficulty in integrating newly-acquired businesses, the challenges in reaching our strategic objectives and other benefits expected from acquisitions or investments. Other risks include the diversion of our attention and resources from our current operations, the potential of impairment of acquired assets and the potential loss of key employees of acquired businesses.

Joint Ventures and Other Arrangements: We have entered, and may continue to enter, into joint venture and other arrangements. These activities involve risk and uncertainties, including the risk of the joint venture or applicable entity failing to satisfy its obligations, which may result in certain liabilities to us for guarantees or other commitments. Additional risks involve the challenges in achieving strategic objectives and expected benefits of the business arrangement, including the risk of conflicts arising between us and others and the difficulty of managing and resolving such conflicts and the difficulty of managing or otherwise monitoring such business arrangements.

Impairment of Intangible Property: We evaluate intangible assets for impairment annually during the fourth quarter and in any interim period in which circumstances arise that indicate our intangible asset may be impaired. Indicators of impairment include, but are not limited to, the loss of significant business and, or significant adverse changes in industry or market conditions. No events occurred during the periods presented that indicated the existence of an impairment with respect to our intangible assets related to the JET acquisition. Preparation of forecasts for use in the long-range plan and the selection of the discount rate involve significant judgments that we base primarily on existing firm orders, expected future orders and general market conditions. Significant changes in these forecasts or the discount rate selected could affect the estimated fair value and could result in an impairment charge in a future period. There was no indication of intangible assets impairment for continuing operations as a result of our impairment analysis. If we are required to record an impairment charge in the future, it could materially affect our results of operations.

Low-Priced Penny Stock: Because our common stock is deemed a low-priced “Penny” stock, an investment in our common stock should be considered high risk and subject to marketability restrictions.

Since our common stock is a penny stock, as defined in Rule 3a51-1 under the Securities Exchange Act, it will be more difficult for investors to liquidate their investment even if and when a market develops for the common stock. Until the trading price of the common stock rises above $5.00 per share, if ever, trading in the common stock is subject to the penny stock rules of the Securities Exchange Act specified in rules 15g-1 through 15g-10. Those rules require broker-dealers, before effecting transactions in any penny stock, to:

•	Deliver to the customer, and obtain a written receipt for, a disclosure document;
•	Disclose certain price information about the stock;
•	Disclose the amount of compensation received by the broker-dealer or any associated person of the broker-dealer;
•	Send monthly statements to customers with market and price information about the penny stock; and
•	In some circumstances, approve the purchaser’s account under certain standards and deliver written statements to the customer with information specified in the rules.

Consequently, the penny stock rules may restrict the ability or willingness of broker-dealers to sell the common stock and may affect the ability of holders to sell their common stock in the secondary market and the price at which such holders can sell any such securities. These additional procedures could also limit our ability to raise additional capital in the future.

In addition, some provisions of our Articles of Incorporation and Bylaws could make it more difficult for a potential acquirer to acquire a majority of our outstanding voting stock. This includes, but is not limited to, provisions that: provide for a classified Board of Directors, prohibit stockholders from taking action by written consent, and restrict the ability of stockholders to call special meetings. We are also subject to provisions of Kansas law K.S.A. 17-12, 101 that prohibit us from engaging in any business combination with any interested stockholder for a period of three years from the date the person became an interested stockholder, unless certain conditions are met, which could have the effect of delaying or preventing a change of control.

Regulation Under Federal Aviation Administration: Our Aerospace business is subject to regulation by the Federal Aviation Administration (“FAA”). We manufacture products and parts under FAA Parts Manufacturing Authority (PMA) requiring qualification and traceability of all materials and vendors used by us. We make aircraft modifications pursuant to the authority granted by Supplemental Type Certificates issued by the FAA. We repair aircraft parts pursuant to the authority granted by our FAA Authorized Repair Station. Violation or changes to FAA regulations could be detrimental to our operations.

Licensing and Regulation under Federal Indian Law: Gaming on Indian land is extensively regulated by Federal, State, and Tribal governments and authorities. Regulatory changes could limit or otherwise materially affect the types of gaming that may be conducted on Indian Land. All aspects of our business operations on Indian Lands are subject to approval, regulation, and oversight by the Bureau of Indian Affairs (“BIA”), the Secretary of the United States Department of the Interior (“Secretary”), and the National Indian Gaming Commission (“NIGC”). Our management of Class III gaming operations is also subject to approval of a Class III Gaming Compact between the Indian Tribe and the respective state. Failure to comply with applicable laws or regulations, whether Federal, State or Tribal, could result in, among other things, the termination of any management agreements which would have a material adverse effect on us. We are also required to comply with background checks as specified in Tribal-State Compacts before we can manage gaming operations on Indian land. There can be no assurance that we would continue to be successful in obtaining the necessary regulatory approvals for our gaming operations on a timely basis, or at all.

Licensing and Regulation under State Law: Our present and future stockholders are and will continue to be subject to review by regulatory agencies. Gaming licenses and/or background investigations (“license”) are required in connection with our management of a State of Kansas owned Lottery Gaming Facility (a casino). Our management personnel, Butler National and/or the managing subsidiaries, the key personnel of all entities may be required to have a Lottery Gaming Facility gaming license prior to conducting operations. The failure of the Company or the key personnel to obtain or retain a license could have a material adverse effect on the Company or on its ability to obtain or retain these licenses in other jurisdictions. Each such State Gaming Agency has broad discretion in granting, renewing, and revoking licenses. Obtaining such licenses and approvals will be time consuming and cannot be assured.

The State of Kansas has approved state-owned Lottery Gaming Facilities, pari-mutuel dog and/or horse racing for non-Indian organizations. The State of Kansas operates a state lottery, keno games, and plans to operate state-owned Lottery Gaming Facilities for the benefit of the State. The Lottery Gaming Facility management contract approval process requires that any entity or person owning one-half of one percent (0.5%) of the ownership interest of the management company must be found suitable to be an owner by the State of Kansas. The Kansas Supreme Court announced its ruling affirming the constitutionality of the Kansas Expanded Lottery Act (KELA) as the law was enacted. There can be no assurances that other constitutionality challenges will not occur.

As a condition to obtaining and maintaining our various gaming approvals, we must submit reports to the Indian Tribe and the respective federal and state regulatory Agencies (“the Agency”). Any person owning or acquiring 5% or more of the Common Stock of the Company must be found suitable by one or more of the agencies or the Indian Tribes (“the Interest”). Any Agency has the authority to require a finding of suitability with respect to any stockholder regardless of the percentage of ownership.

If found unsuitable by any Agency or the Indian Tribe, the stockholder must offer all of the Ownership Interest in Company stock held by such stockholder to the Company for cash at the current market bid price less a fifteen percent (15%) administrative charge and the Company must purchase such Interest within six months of the offer. The stockholder is required to pay all costs of investigation with respect to a determination of his/her suitability. In addition, regardless of ownership, each member of the Board of Directors and certain officers of the Company are subject to a finding of suitability by any Agency and the Indian Tribe.